Exhibit 99


                       [LETTERHEAD OF THE COMMUNITY BANK]


FOR IMMEDIATE RELEASE                      Contact:  Nathan S. Jones, 3rd.
August 8, 1997                                       (804) 861-2320


            Community Bankshares Incorporated Announces Stock Buyback

         PETERSBURG, VA -- Community Bankshares Incorporated (NASDAQ:CBIV) announced today that the Company's Board of Directors has authorized the repurchase of up to 50,000 shares of the Company's outstanding common stock. The Company currently has 2,768,714 issued and outstanding shares of common stock.
         Repurchases are authorized to be made by the Company from time to time in open-market or privately negotiated transactions during the next 12 months as, in the opinion of management, market conditions warrant. The repurchased shares will be held as treasury stock and will be available for general corporate purposes.
         "The stock buyback is one of the steps that management is taking to increase shareholder value," stated Nathan S. Jones, 3rd., President and Chief Executive Officer of the Company. "We believe that this is a prudent use of the Company's capital."
         Community Bankshares Incorporated, headquartered in Petersburg, Virginia, is the holding company for three banks in the central Virginia area and has assets in excess of $251 million. The Community Bank, which began operations in 1974, has four offices in the cities of Petersburg, and Colonial Heights and Chesterfield County. Commerce Bank of Virginia opened in 1986 and operates five offices in the city of Richmond and the counties of Goochland, Hanover and Henrico. County Bank of Chesterfield also opened in 1986 and now has three offices in Chesterfield County.